EXHIBIT 99.1


FOR IMMEDIATE RELEASE - April 27, 2004
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Stockton, California


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             Service 1st Bank is the 1st bank in San Joaquin County
                  to offer Five Million Dollars ($5,000,000.00)
                     in Federal Deposit Insurance Coverage !
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With the new Certificate of Deposit Account Registry Service (a.k.a. CDARS),
Service 1st Bank, beginning today, can provide a depositor up to Five Million Dollars ($5,000,000.00) in federal deposit insurance coverage. Depositors with more than one hundred thousand dollars ($100,000.00) no longer have to go to different banks to receive full deposit insurance coverage by the Federal Deposit Insurance Corporation (FDIC).

"Bringing the CDARS program to Service 1st Bank allows us to satisfy depositor demand for both safety and convenience. It is a smart, new, one-stop-shopping money management option" says Service 1st Bank President & C.E.O., Bryan Hyzdu. "Who needs it? Not just the wealthy. Retirees, business owners, nonprofit and other fiduciary fund managers - really anyone who wants or needs FDIC coverage on more than $100,000.00", Mr. Hyzdu added.

Chief Financial Officer Bob Bloch further explains how CDARS works:
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"Service 1st Bank places customer funds (above the $100,000.00 level) into a contractual consortium of "well capitalized" FDIC-insured banks across the nation. Those banks then wire back like amounts of their customers' deposits. This permits depositors to manage all of their funds through their own local bank with FDIC insurance protection up to $5,000,000.00. Customers benefit from the ease of working with only one bank, and receiving only one statement, in addition to earning a competitive interest rate on their funds."

For more information, call Bryan Hyzdu (209-644-7807) or Bob Bloch (209-820-7923) or visit the CDARS website at www.cdars.com and the FDIC website at www.fdic.gov.

About Service 1st Bank
Service 1st Bank is a full service commercial bank, headquartered in Stockton, California, that specializes in delivering a complete menu of lending and deposit products to San Joaquin County businesses, professionals, and individuals. Since opening its doors in November 1999, the bank has concentrated on providing custom-crafted solutions to discerning clients who appreciate individual attention from experienced professionals. Service 1st Bank delivers a personalized "relationship" banking experience where customers are known individually and their needs are met expeditiously. Visit the website (www.service1stbank.com) for additional information about Service 1st Bank.

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Forward Looking Statements
This press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and Service 1st Bancorp's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in Service 1st Bancorp's business as described in such reports.

Contact:          Bryan Hyzdu
                  Phone:  209-993-2202
                  Email:  bhyzdu@service1stbank.com

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